Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hibbett Sports, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-238767, 333-204896 and 333-182429) on Form S-8 of Hibbett Sports, Inc. of our report dated April 16, 2020, with respect to the consolidated balance sheet of Hibbett Sports, Inc. as of February 1, 2020, the related consolidated statements of operations, stockholders' investment, and cash flows for each of the years in the two year period ended February 1, 2020, and the related notes, which report appears in the January 30, 2021 annual report on Form 10-K of Hibbett Sports, Inc. Our report refers to a change in the accounting for leases.

/s/ KPMG LLP

Birmingham, Alabama
April 7, 2021

End of Exhibit 23.2